Exhibit 4.3


                                September 3, 2001







                              Initial Shareholders



                                 OAO RTC-LEASING



                                   Consortium








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                             Shareholders' Agreement
                                     No.682

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                                TABLE OF CONTENTS


Definitions and Interpretation..............................................6


Shareholders' Purposes and Objectives Concerning the
Development of the Company..................................................8


Subject of Agreement........................................................8


Governing Bodies of the Company.............................................8
         Structure of the Company's Governing Bodies........................8
         Formation of the Company's Governing Bodies........................9


Obligations of the Parties..................................................9


Accounts and Audits........................................................10


Terms of Additional Issue Placement in Favor of the Consortium.............11


Sale of Shares to Strategic Investor.......................................11


Public Placement of Company Shares.........................................11


Procedure for the Sale by Shareholders of Company Shares...................12
         Purchase of the Additional Issue by the Initial Shareholders......12
         Sale to a Third Party.............................................12


Notices....................................................................12


Amendments.................................................................13


Term of Agreement..........................................................13


Counterparts...............................................................13


Language of Agreement......................................................14


Applicable Law.............................................................14

Settlement of Disputes.....................................................14


ANNEX 1....................................................................16

THIS  SHAREHOLDERS'  AGREEMENT   (hereinafter,   the  "Agreement")  is  made  on
September 3, 2001 in the City of Moscow, the Russian Federation.

By and among:

(1) Open Joint Stock Company of Long Distance and International Communications Rostelecom, located at: 5, Ul.Delegatskaya, Moscow 103091, registered with the Moscow Registration Chamber on September 23, 1993, registration number 021.833, represented by General Director S.I. Kuznetsov acting under the Charter (hereinafter, "Rostelecom");

     Non-Governmental Pension Fund Rostelecom-Garantia, located at 5, Ul.Delegatskaya, Moscow 103091, registered with the Moscow Registration Chamber on June 6, 1996, registration number 139, represented by General Director A.A. Nedbai, who is acting under the Charter (hereinafter, "NPF");

(hereinafter jointly referred to as the "Initial Shareholders") as the party on the first part hereunder within the context of Article 308 of the Russian Federation Civil Code;

(2) Open Joint Stock Company RTC-LEASING located at: 5, Ul.Delegatskaya, Moscow 103091, registered with the Moscow Registration Chamber on April 25, 1996, registration number 060.795, represented by General Director P.G. Kaplunov who is acting under the Charter (hereinafter, the "Company"); and

(3) Closed Joint Stock Company North-West Telecombank located at: 12, Baskov per., Saint-Petersburg, 191014, registered with the Russian Federation Central Bank on March 23, 2000, registration number 168, represented by Y.I. Novikov, Chairman of the Management Board of the Bank, who is acting under the Charter (hereinafter, "Telecombank");

     Non-Commercial Partnership Center for Research Into Telecommunications Development Problems, located at: 55-2 Ul. Pliuschikha, Moscow 119121, registered with the Moscow Registration Chamber on April 23, 2001, registration number 002.041.624, represented by its Director D.A. Milovantsev who is acting under the Charter (hereinafter, the "Partnership");

     Limited  Liability  Company  CB  Russian   Industrial  Bank,   located  at:
     11 Petrovsky boulevard, Moscow 103051, registered with the Moscow Registration Chamber on February 14, 1995, registration number 036.055, represented by S.V. Povarenkin, Chairman of the Management Board of the Bank, who is acting under the Charter (hereinafter, "RIB");

     Closed Joint Stock Company "GAMMA-Invest", located at: 5 Ul. Marsovo Pole, Saint-Petersburg, 191186, registered with the Registration Chamber of Saint-Petersburg on July 12, 1994, registration number 6194, represented by General Director D.M. Gerkusov who is acting under the Charter (hereinafter, "Gamma");

         and

     Closed Joint Stock Company KFP-FINANCE, located at: 24-1 Ul. Krasnoprudnaya, Moscow 107140, registered with the Moscow Registration Chamber on March 20, 2001, registration number 001.019.069, represented by General Director A.B. Chastukhin who is acting under the Charter (hereinafter, "KFP");

(hereinafter jointly referred to as the "Consortium"), acting as the party on the second part hereunder in the context of Article 308 of the Russian Federation Civil Code;

hereinafter jointly referred to as the "Parties" and individually as "Party".

PREAMBLE

(A) As of the date of this Agreement the Initial Shareholders hold the Company's shares comprising ninety (90) percent of its charter capital and are interested in increasing their market value.

(B) On instructions from the Initial Shareholders the Company has instructed the closed joint stock company Gamma Capital (hereinafter, "Gamma Group") to perform a comprehensive study of the financial condition of the Company and to draw up recommendations to increase its capitalization. Based on the results of the study conducted in April 2001, Gamma Group recommended the implementation of integrated measures to enhance the investment appeal of the Company.

(C) With a view to implementing the said recommendations Gamma Group proposed the involvement of the Consortium which expressed its readiness:

        (i) to assist in the expansion of the client base of the Company by attracting new clients, with an overall value of new lease agreements over the next three years totaling at least US$ 330 million;

        (ii)    to industrially diversify the operation of the Company;

        (iii) to provide the Company with access to the leasing markets for regional communications companies; and primarily, companies comprising the SVYAZINVEST Group;

        (iv)    to expand the Company's investments activities;

        (v) to arrange for the financing of the Company's new projects under item (i) on competitive market terms as of the moment of completion of relevant transactions;

        (vi) to work toward enhancing the value and liquidity of securities issued by the Company.

(D) The Parties (with due regard for the conclusions of Gamma Group) believe that the implementation of the above measures will create conditions for attracting assets to the charter capital of the Company worth at least US$ 70 million by way of a public placement of the Company's additional shares or their sale to a strategic investor.

(E) The Consortium is prepared to take the measures specified in (C) as soon as it acquires 3 974 714 additional shares of the Company (so that upon their acquisition the Consortium would control 69.9 percent of the charter capital of the Company) for 39 747 140 Rubles.

(F) On August 24, 2001 the Board of Directors of the Company decided to involve the Consortium in the implementation of the above measures and to issue, in favor of the Consortium, additional shares subject to the entry into of this Agreement with the Consortium.

(G) With a view to legally validating the arrangements between the Parties with respect to the terms of acquisition by the Consortium of Company shares and with a view to settling the relations between the Initial Shareholders and the Consortium as shareholders of the Company and determining the principles of Company management the Parties have entered into this Agreement.

Definitions and Interpretation

1.1 In this Agreement the following terms shall have the following meanings:

"Shareholders" shall mean the Initial Shareholders and the Consortium;

"Affiliates" shall mean affiliates in the context of Article 4 of the Russian Federation Law No. 948-1 "On Competition and Restriction of Monopolist Activities on Commodity Markets" dated March 22, 1991 (as in force as of the date hereof);

"Auditor"    shall   mean   one   of   the    following    audit   firms:    ZAO
PricewaterhouseCoopers Audit, ZAO Arthur Andersen, ZAO KPMG Limited, the representative office of Ernst and Young C.I.S. Ltd. in the Russian Federation or ZAO Deloitte & Touche CIS (or their successors) as selected by the Company;

"Purchase and Sale Agreement" shall have the meaning specified in Article 10.2;

"Additional Issue" shall mean the third issue of Company shares the Initial Shareholders are to approve upon the making hereof as provided for under Article 5.8, such Additional Issue to meet the following terms:

(a) the Additional Issue shall be by way of a closed subscription in favor of the Consortium only;

(b) the Consortium shall pay cash for the Additional Issue Shares placed in its favor;

(c) upon the placement of the Additional Issue, Company's shares shall be distributed as follows: (percentage of the charter capital of the Company):

     Initial Shareholders: 30.15% including:

     Rostelecom 27.13%;
     NPF 3.02%.

     Consortium: 69.364% including:

     Telecombank       18.912%;
     Partnership       2.825%;
     RIB               15.926%;
     Gamma             15.926%; and
     KFP               15.775%.

"International Accounting Standards" shall mean the internationally recognized accounting standards distributed by the International Accounting Standards Committee as used by the Auditor at any given moment;

"Public Placement of Company Shares" shall mean that public placement of Company shares (or derivative securities based on Company shares) conducted provided Company shares (or derivative securities) are listed (included in the list of securities permitted to circulate on a stock exchange) on an internationally recognized stock exchange or the biggest and best recognized stock exchange of the Russian Federation;

"Strategic Investor" shall mean a Russian or foreign leasing or other financial organization interested in participation in the Company and in the promotion of its business;

"Charter" shall mean Restated Company Charter No. 2 registered with the Moscow Registration Chamber on July 9, 2001, with subsequent amendments and additions;

"Financial Statements" shall mean the Audited statements of the Company (including the Company's balance sheet, profit and loss statement, cash flow statement and notes thereto) prepared based on fiscal year results in accordance with the International Accounting Standards.

1.3 The headings and numbers of the articles hereof and the sequence of their presentation shall be used for convenience only and shall not affect the interpretation hereof.

1.4 If used in the singular or in the plural, the terms interpreted in Articles 1.1 and 1.2 shall have the same meanings unless the context requires otherwise.

1.5 Reference to a specific article or annex shall mean a reference to all its provisions (terms). Reference to a specific article or annex shall be interpreted as a reference to an article of this Agreement or an annex hereto unless the context requires otherwise.

Shareholders' Purposes and Objectives Concerning the Development of the Company

2. The Parties agree that the following shall be the principal purposes and objectives of the Initial Shareholders and the Consortium as shareholders of the
Company:

(a) material expansion of the Company's operation and increase of its share in the Russian Federation leasing market;

(b) continued orientation of the Company on priority work with Rostelecom and other Affiliates of Svyazinvest (55-2, Ul. Pliuschikha, Moscow 119121) on market terms most favorable to the Company;

(c)  industrial diversification of the Company's operation;

(d) investment by the Company in promising telecommunications, financial and industrial companies;

(e)  increase of the scope of the financial services offered by the Company;

(f)  efforts to enhance the value and liquidity of the Company's securities;

(g) involvement of a Strategic Investor and/or Public Placement of the Company Shares.

Subject of Agreement

3. This Agreement shall govern the actions of the Parties to attain the purposes and objectives of the Shareholders and the Company specified herein and the actions to manage the Company and the Company's Shares.
     Article 10.2 shall be a preliminary agreement (in the context of Article 429 of the Russian Federation Civil Code) governing the relations between the Initial Shareholders and the Consortium in connection with the purchase of the Additional Issue shares.

Governing Bodies of the Company

Structure of the Company's Governing Bodies

4.1.1 The Parties acknowledge that the structure of the Company's governing bodies shall include:

(a)     General Meeting of Shareholders;

(b)     Board of Directors; and

(c)     General Director (single-person executive body).

The Audit Commission shall monitor the financial and business operation of the Company.

4.1.2 The General Meeting of Shareholders shall be the highest governing body of the Company; its status and powers shall be governed under applicable law and the Charter.

4.1.3 Overall management of the Company's operation (except decision making on matters relegated under the Law on Joint Stock Companies and the Charter to the exclusive competence of the General Meeting of Shareholders) shall be the responsibility of the

Board of Directors the status and powers of which shall be governed under applicable law and the Charter.

4.1.4 The day-to-day operation of the Company shall be managed by the General Director (single-person executive body) whose status and powers shall be governed under applicable law and the Charter.

Formation of the Company's Governing Bodies

4.2.1 As of the date hereof the Board of Directors shall comprise five (5) members elected at the General Meeting of Shareholders by a simple majority of votes out of the candidacies proposed by the Shareholders. The Parties agree that within three (3) years of the date hereof Rostelecom shall have the right to propose the candidacies of three (3) members of the Board of Directors (and shall not nominate more candidates to the Board of Directors) and the Consortium shall have the right to nominate two (2) candidates as members of the Board of Directors (and shall not nominate more candidates to the Board of Directors). In the event of a change in the numerical membership of the Board of Directors of the Company Rostelecom shall have the right to nominate candidates to the Board of Directors comprising 60 percent of the total numerical membership of the Board of Directors. 40 percent shall be nominated by the Consortium.

4.2.2 The Board of Directors shall elect one of its members as Chairman of the Board of Directors. Within the period specified in Section 4.2.1 hereof the candidacy of the Chairman of the Board of Directors shall be nominated by the members of the Board of Directors elected out of the candidates nominated by Rostelecom.

4.2.3 The General Director shall be appointed by the Board of Directors for three (3) years. The Board of Directors shall have the right at any time to subject the powers of the General Director to early termination in accordance with the requirements of applicable law.

4.2.4 Within the period specified in Section 4.2.1 hereof, the candidacy of the General Director shall be nominated by the members of the Board of Directors elected out of the candidacies nominated by Rostelecom.

Obligations of the Parties

5.1 The Shareholders shall vote for the election to the Board of Directors of the persons nominated in accordance with Article 4.2.1.

5.2 During the term specified in Section 4.2.1 hereof the Consortium shall assure the election of the Chairman of the Board of Directors and the General Director nominated in accordance with Articles 4.2.2-4.2.4 accordingly.

5.3 The Consortium shall, only in the event of Rostelecom's prior consent in writing, vote at the general meeting of shareholders of the Company for an issue of additional shares of the Company:

(a) as a result of which the participatory share of Rostelecom may diminish compared to the quantity specified in Article 1.1;

(b) as a result of which the participatory share of any participant in the Consortium may exceed twenty-five (25) percent of the charter capital of the Company.

Rostelecom shall submit the said consent in writing provided that in accordance with the terms of issue of additional Company shares it is vested with the right to acquire, at par value, additional shares in an amount sufficient for the preservation of its interest in the charter capital of the Company as stated in
Article 1.1

5.4 Non-performance or improper performance by the Consortium of the obligations specified in Articles 5.1, 5.2, and 5.3 shall entitle the Initial Shareholders to immediately demand that the Consortium enter into and perform a Purchase and Sale Agreement in accordance with
        Article 10.2.

5.5 The Shareholders shall vote at the General Meetings of Shareholders on all major matters of the Company's operation in accordance with a previously agreed position.

5.6 If any participant in the Consortium intends to acquire, from third parties, any Company shares the Consortium shall, no later than one (1) month prior to the prospective date of such acquisition, enable the Initial Shareholders to acquire such portion of the Company's shares alienated by such third parties that, upon completion of the relevant transactions, the interest of each of the Initial Shareholders be equal to the amount specified in Article 1.1.

5.7 Breach by the Consortium of the obligations specified in Article 5.6 shall accordingly entitle the Initial Shareholders to immediately demand that the Consortium enter into and perform a Purchase and Sale Agreement in accordance with Article 10.2.

5.8 The Initial Shareholders shall, immediately upon the making hereof, perform actions necessary for the approval and state registration of the Additional Issue.

5.9 The Company and the Initial Shareholders shall, within six months of the date of payment by the Consortium for the shares of the Additional Issue in full, procure registration of the report on the results of the Additional Issue of the Company's shares, which report shall reflect the placement of the Additional Issue in favor of the Consortium.

Accounts and Audits

6.1 The Company shall keep its records and accounts in accordance with the requirements of applicable Russian Federation law.

6.2     The  Company  shall   additionally   prepare  Financial   Statements  in
        accordance with the International Accounting Standards.

6.3 The Company shall annually engage an Auditor to verify the Financial Statements.

Terms of Additional Issue Placement in Favor of the Consortium

7.1      The Consortium shall:

(a) within three (3) years of the date hereof ensure the involvement by the Company of new clients with an aggregate volume of new lease agreements totaling lease payments of at least US$330 million (three hundred thirty million).

(b) within three (3) years of the date hereof provide the Company with financing in an amount required for the acquisition of equipment to be leased to the new clients specified in section (a) of this Article on competitive market terms;

(c) within three (3) years of the date hereof assure the Company's access to the leasing markets for regional communication companies; the said obligation of the Consortium shall be deemed complied with in the event the Company and Svyazinvest enter into a cooperation agreement and within three years of the date hereof the Company enters into new lease agreements with regional communications companies providing for the receipt by the Company of lease payments totaling at least US$200 million (two hundred million).

7.2 In the event of non-performance or improper performance by the Consortium of any of its obligations specified in Article 7.1 the Initial Shareholders shall have the right to immediately demand that the Consortium enter into and perform a Purchase and Sale Agreement in accordance with Article 10.2.

Sale of Shares to Strategic Investor

8. In the event the Shareholders decide to sell the Company shares to a Strategic Investor the Shareholders shall sell (or assure the sale of) the Company shares (including a sale of shares in the event of an additional issue) to the Strategic Investor so that the interest of the Shareholders (except the share of Rostelecom) in the charter capital of the Company diminishes proportionally; the interest of Rostelecom in the charter capital of the Company shall be maintained in the amount specified in Article 1.1.

Public Placement of Company Shares

9.1 Public Placement of Company shares shall be the strategic purpose of the Parties.

9.2 The Parties shall approve all resolutions on all aspects of the Company's operation with due regard for the strategic purpose specified in Article 9.1.

9.3 The Parties shall, within one (1) year of the date hereof, draw up and approve a plan of efforts making it possible to perform a Public Placement of the Company Shares.

9.4 The Parties agree that the Public Placement of the Company Shares shall be performed within three (3) years of the date hereof provided this is not prevented by external objective factors.

9.5 In the event the Shareholders decide on a Public Placement of the Company Shares the Shareholders shall sell (or assure the sale of) additionally issued the Company shares so that the interest of Shareholders (except the interest of Rostelecom) in the charter capital of the Company diminishes proportionately; the interest of Rostelecom in the charter capital of the Company shall be maintained in the amount specified in Article 1.1.

Procedure for the Sale by Shareholders of the Company Shares

Purchase of the Additional Issue by the Initial Shareholders

10.1 The Shareholders acknowledge that the consent of the Initial Shareholders to assure placement of the Additional Issue in favor of Consortium is made to mean that the Consortium perform its obligation provided for under Article 5.1-5.3, 5.6 and 7.1. In the event the Consortium fails to perform or improperly performs the said obligations the Initial Shareholders shall have the opportunity to purchase, from the Consortium, its Company shares of the Additional Issue at the price of their placement in favor of the Consortium.

10.2 With a view to implementing the said mechanism the Shareholders hereby agree to enter into a purchase and sale agreement with respect to the shares of the Additional Issue on the terms specified in Annex 1
        (hereinafter, "Purchase and Sale Agreement"). The deadline for the performance by the Shareholders of the obligations to enter into the Purchase and Sale Agreement shall be determined by the Initial Shareholders in accordance with the provisions hereof (for the avoidance of doubt, the Initial Shareholders may not demand that the Consortium enter into the Purchase and Sale Agreement unless expressly provided for hereunder).

Sale to a Third Party

10.3    Pending proper  performance by the Consortium of its  obligations  under
        Article 7.1 members of the Consortium shall have the right to sell the Company shares of the Additional Issue to third parties only on condition that such third party adheres hereto.

10.4    Pending proper  performance by the Consortium of its  obligations  under
        Article 7.1 its members undertake not to act in order to obtain an individual blocking set of Company shares amounting to more that 25%+1 common shares.

Notices

11.1 Any notice or communication sent in accordance herewith shall be made in writing and signed by or on behalf of the sender and may be delivered in person or by courier to the address specified in Article 11.2 (or to other addresses of which each Party may give the other Party prior notice in writing). Any notice or communication sent by courier shall be deemed received as of the moment of its delivery by the courier (or, if delivered on a date which is not a business day, on the next business day); if a notice sent by courier is received after 6 p.m. on a business day or is received on a day other than a business day such notice or communication shall be deemed received at 9 a.m. on the next business day. For the purposes of this Article references to any hour shall be references to the local hours in the country/region of the addressee.

11.2 For the purposes of Article 11.1 the Parties shall have the following addresses and fax numbers:

        (a)     Initial Shareholders (c/o Rostelecom):

                Address: 5 Ul. Delegatskaya, Moscow 103091

                Fax:    +7 (095) 972-80-40

                Attention: General Director

        (b)     OAO RTC-LEASING:

                Address: 42-2A Ul. Schepkina, Moscow 129110

                Fax:    +7 (095) 777-03-33

                Attention: General Director

        (c)     Consortium (c/o Gamma):

                Address: 5, Ul. Marsovo Pole, Saint-Petersburg 191186

                Fax:    +7 (812) 118-34-45

                Attention: General Director

11.3 All notices or communications made in accordance or in connection herewith shall be in Russian.

Amendments

12. Any amendments or additions hereto shall only be valid if made in writing and signed by each of the Parties.

Term of Agreement

13.     This Agreement shall be valid for an indefinite term.

Counterparts

14. This Agreement is made in seven (7) counterparts, one counterpart per Party.

Language of Agreement

15.     This Agreement is made in the Russian language.

Applicable Law

16.1    This  Agreement  shall  be  governed  under  the  laws  of  the  Russian
        Federation.

Settlement of Disputes

17. Any disputes that may arise with respect to this Agreement or in connection herewith shall be settled in the Moscow City Arbitrazh Court.

Signatures of the Parties

[signature]
S.I. Kuznetsov

General Director, Rostelecom
[seal of Rostelecom]



[signature]
A.A. Nedbai

General Director, NPF Rostelecom-Garantia
[seal of NPF]



[signature]
P.G. Kaplunov

General Director, RTC-LEASING
[seal of RTC-LEASING]



[signature]
Y.I. Novikov

Chairman of the Board, CJSC North-West Telcombank
[seal of North-West Telecombank]



[signature]
D.A. Milovantsev

Director, NP Centre for Research into
Telecommunications Development Problems

[seal of NP Centre for Research into
Telecommunications Development Problems]



[signature]
S.V. Povarenkin

Chairman of the Board, LLC CB Russian Industrial Bank
[seal of RIB]



[signature]
D.M. Gerkusov

General Director, CJSC Gamma-Invest
[seal of ZAO Gamma-Invest]



[signature]
A.B. Chastukhin

General Director, CJS KFP-Finance
[seal of KFP-Finance]

                                     ANNEX 1

                           Purchase and Sale Agreement

THIS SHARE PURCHASE AND SALE AGREEMENT (hereinafter, "Agreement") is made on ________________ 200___ and in the City of Moscow, Russian Federation.

By and among:

(1) Open Joint Stock Company of Long Distance and International Communications Rostelecom, located at: 5, Ul.Delegatskaya, Moscow 103091, registered with the Moscow Registration Chamber on September 23, 1993, registration number 021.833, represented by General Director S.I. Kuznetsov acting on the basis of Charter (hereinafter, "Rostelecom");

     Non-Governmental Pension Fund Rostelecom-Garantia, located at 5, Ul.Delegatskaya, Moscow 103091, registered with the Moscow Registration Chamber on June 6, 1996, registration number 139, represented by General Director A.A. Nedbai who is acting on the basis of Charter (hereinafter, "NPF");

(hereinafter jointly referred to as the "Initial Shareholders") as the party on the first part hereunder within the context of Article 308 of the Russian Federation Civil Code;

(2) Open Joint Stock Company RTC-LEASING located at: 5, Ul.Delegatskaya, Moscow 103091, registered with the Moscow Registration Chamber on April 25, 1996, registration number 060.795, represented by General Director ____________ who is acting under the Charter (hereinafter, "Company"); and

(3) Closed Joint Stock Company North-West Telecombank located at: 12, Baskov per., Saint-Petersburg, 191014, registered with the Russian Federation Central Bank on March 23, 2000, registration number 168, represented by ____________, Chairman of the Management Board of the Bank, who is acting under the Charter (hereinafter, "Telecombank");

     Non-Commercial Partnership Center for Research Into Telecommunications Development Problems, located at: 55-2 Ul. Pliuschikha, Moscow 119121, registered with the Moscow Registration Chamber on April 23, 2001, registration number 002.041.624, represented by its Director ____________ who is acting under the Charter (hereinafter, "Partnership");

     Limited  Liability  Company  CB  Russian   Industrial  Bank,   located  at:
     11 Petrovsky boulevard, Moscow 103051, registered with the Moscow Registration Chamber on February 14, 1995, registration number 036.055, represented by ____________, Chairman of the Management Board of the Bank, who is acting under the Charter (hereinafter, "RIB");

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     Closed Joint Stock Company "GAMMA-Invest",  located at: 5 Ul. Marsovo Pole,
     Saint-Petersburg, 191186, registered with the Registration Chamber of Saint-Petersburg on July 12, 1994, registration number 6194, represented by General Director ____________ who is acting under the Charter (hereinafter, "Gamma");

     and

     Closed Joint Stock Company KFP-FINANCE, located at: 24-1 Ul. Krasnoprudnaya, Moscow 107140, registered with the Moscow Registration Chamber on 20 March, 2001, registration number 001.019.069, represented by General Director ____________ who is acting under the Charter (hereinafter, "KFP");

(hereinafter jointly referred to as the "Consortium"), acting as the party on the second part hereunder in the context of Article 308 of the Russian Federation Civil Code;

hereinafter jointly referred to as the "Parties" and individually as "Party".

The Parties agreed as follows:

1.   Definitions and Interpretation

1.1 All the terms defined in the Shareholders Agreement entered into by the Parties and dated September 3, 2001 (hereinafter, "Shareholders Agreement") shall have the same meanings in this Agreement unless the context requires otherwise.

1.2 The headings and numbers of the articles hereof and the sequence of their presentation shall be used for convenience only and shall not affect the interpretation hereof.

1.4 If used in the singular or in the plural, the terms interpreted in Articles 1.1 shall have the same meanings unless the context requires otherwise.

1.5 Reference to a specific article or annex shall mean a reference to all its provisions (terms). Reference to a specific article or annex shall be interpreted as a reference to an article of this Agreement or an annex hereto unless the context requires otherwise.

2. Subject of Agreement

2.1 This Agreement shall be the main agreement (for the purposes of Article 429 of the Russian Federation Civil Code) with respect to the preliminary agreement contained in Article 10.2 of the Shareholders Agreement.

2.2 Under the terms hereof the Consortium shall transfer title to all the shares of the Additional Issue to the Initial Shareholders and the Initial Shareholders shall accept the said shares from the Consortium and pay to the Consortium the price equal to the sum of the par value of the total number of common registered shares of the Company placed under the Additional Issue title to which is transferred to the Initial Shareholders on the terms hereof.

3. Transfer of Title to the Additional Issue

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3.1 The  Consortium  shall,  within three (3) business days of the entry of this
Agreement into force, deliver, to the keeper of the Register of Shareholders of the Company, transfer instructions in a form acceptable to the keeper of the Register of Shareholders of the Company, to register the shares comprising the Additional Issue in the individual account of one or both Initial Shareholders (at the discretion of the latter) in accordance with the procedure established by the Russian Federation Federal Commission for Securities Market.

4. Price Payment Procedure

4.1 The price of the Additional Issue Shares shall be paid by bank transfer in Russian Federation Rubles to any of the bank accounts of any of the Consortium members opened as of the payment date in banks in the Russian Federation.

4.2 The Initial Shareholders shall, within three (3) business days of the date this Agreement enters into force, pay to the Consortium the price provided for under Article 2.2.

4.3 The obligations of the Initial Shareholders and the members of the Consortium under this Article 4 shall be joint and several within the context of
Article 322 of the Russian Federation Civil Code.

5. Miscellaneous

5.1 This Agreement shall enter into force upon performance of all the terms listed below:

     (1) the relevant governing bodies of each Party have decided to enter into this Agreement.

     (2) all the necessary approvals, permits and prior consents of governmental bodies have been approved if the procedure established under applicable law is to be applied to the making and performance of this Agreement.

The first business day following the Date as of which the terms specified in this section are deemed performed shall be the Date of entry of this Agreement into force.

5.2 This Agreement is made in seven (7) counterparts, one (1) counterpart per Party, each counterpart having equal validity.

5.3 This Agreement is made in the Russian language and shall be governed in accordance with the laws of the Russian Federation.

5.4 Any disputes which may arise out of or in connection with this Agreement shall be settled in the Moscow City Arbitrazh Court.

6. Signatures of the Parties

General Director
Rostelecom

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General Director
NPF Rostelecom-Garantia

General Director
RTC-Leasing

Chairman of the Board
North-West Telecombank

Director, NP Center for Research
into Telecommunications Development Problems

Chairman of the Board
CB Russian Industrial Bank

General Director
Gamma-Invest

General Director
KFP-Finance